Exhibit 99.1

ENSTAR ANNOUNCES FUNDING OF CAPITAL COMMITMENT

     Montgomery, Alabama — August 27, 2002 . . . The Enstar Group, Inc. (“Enstar”) (ESGR:OTC) today announced that it has funded a $21 million capital call under the terms of its November 2001 transaction with Castlewood Holdings Limited (“Castlewood Holdings”), its partially owned equity affiliate. As part of the 2001 transaction, Enstar and Trident II, L.P. (“Trident”) each made capital commitments of $39.5 million to Castlewood Holdings. After today’s equal funding by Enstar and Trident, the remaining capital commitment to Castlewood Holdings is approximately $6 million each. Trident is a private equity fund managed by MMC Capital, Inc., a wholly owned subsidiary of Marsh & McLennan Companies, Inc.

     The funds are being used, in part, to capitalize Fitzwilliam (SAC) Insurance Limited (“Fitzwilliam”), a wholly owned subsidiary of Castlewood Holdings. Fitzwilliam, which is based in Bermuda, offers specialized reinsurance protections to related companies, clients of Castlewood Holdings and other third-party companies.

     Enstar also announced the closing of the transaction previously announced on July 2, 2002. Castlewood Holdings purchased Hudson Reinsurance Company Limited, a Bermuda-based subsidiary of Amphion Holdings Inc. The acquisition was accomplished through a wholly owned subsidiary of Castlewood Holdings on August 19, 2002.

     Enstar continues to actively search for additional operating businesses that meet its acquisition criteria. The worldwide search is principally focused on the financial services industry.

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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to Enstar’s Form 10-K for the year ended December 31, 2001, and are hereby incorporated herein by reference.